Monday, December 21, 1998, 8:00 am Eastern Time

Company Press Release

SOURCE: Site Technologies, Inc.

SITE TECHNOLOGIES TO SELL SITEMASTER, SITESWEEPER, QUICKSITE, WEBTOOLS AND SITEMARKS PRODUCTS AND RELATED ASSETS TO STARBASE

SCOTTS VALLEY, California - December 21, 1998 - Site Technologies, Inc. (OTC BB:SITE) today announced that it has entered into a definitive asset purchase and sale agreement with StarBase Corporation (NASDAQ:SBAS - news) to sell its core technology assets including SiteMaster, SiteSweeper, QuickSite, Webtools and SiteMarks products and related assets to StarBase. The aggregate purchase price will be 750,000 newly issued and initially unregistered shares of StarBase common stock with an aggregate estimated value of $586,000 on December 18, 1998. The consideration is subject to adjustment at the closing of the asset sale to cause the aggregate estimated value of the StarBase common stock to be not less than $500,000 and not greater than $1,500,000. The asset purchase and sale agreement is subject to certain conditions including approval by the Site Technologies' shareholders and the consent of certain third parties. Although there can be no assurance, Site Technologies anticipates that the asset sale transaction will close in the second quarter of 1999. Site Technologies plans to continue to seek corporate partnering arrangements with third parties, including the possible sale of the company.

Inn addition, as part of the asset sale transaction, Site Technologies and StarBase have entered into an interim license and consulting agreement which grants StarBase the exclusive right to modify and sell the software products until the closing of the asset sale transaction. PUrsuant to this agreement, Site Technologies will provide certain of its employees to StarBase for the purpose of modifying the software products until the earlier of the closing of the asset sale transaction or the termination of the asset purchase and sale agreement.

"We are pleased to have found such a great partner to carry our technology vision forward," said Jeffrey F. Ait, CEO of Site Technologies, Inc. "This proposed transaction is a great fit for our technology and provides a good future home for our technical employees. With the technology vision that StarBase has shared with us, we are confident that the two technologies will enable StarBase to advance to the next generation of Web based software development".

ABOUT SITE TECHNOLOGIES, INC.

Site Technologies, Inc. provides Web site development, management and maintenance tools for Web-based business environments. Founded in 1989, the company (subject to the interim license and consulting agreement described above) produces SiteSweeper 2.0 a quality analysis tool for Web sites, which earned VAR Business' "Editor's Choice" award and Internet World's "Best of Test" designation. Other products include SiteMaster 4.0, a team-oriented Web site management and Web development environment for professional Web developers, as well as QuickSite 3.0, an award-winning Web site creation, management and electronic commerce tool for small business use. SiteTechnologies' products are available through StarBase and other distributors, value-added resellers, and online catalogs. Based in Scotts Valley, California, Site Technologies can be reached at 800/446-6955 or online at http://www.sitetech.com.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS INCLUDING WITH RESPECT TO THE SALE OF SITE TECHNOLOGIES' ASSETS OR ANY OTHER STRATEGIC OPTION, OF WHICH THERE CAN BE NO ASSURANCE. FOR A DISCUSSION OF RISKS AND OTHER UNCERTAINTIES WHICH COULD CAUSE SITE TECHNOLOGIES' ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED IS CONTAINED IN THE DOCUMENTS THE COMPANY FILES FROM TIME TO TIME WHICH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997 AND FORM 10-QSB FOR THE QUARTERS ENDED JUNE 30, 1998 AND SEPTEMBER 30, 1998.

CONTACT

     Site Technologies, Inc.
     Sharon Fugitt, 408/467-8017
     Sharon.fugitt@sitetech.com